Exhibit 99

Dollar General Corporation Reports Strong Fourth Quarter 2019 Financial Results

Delivers 30th Consecutive Year of Same-Store Sales Growth
Provides Financial Guidance for Fiscal Year 2020

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--March 12, 2020--Dollar General Corporation (NYSE: DG) today reported financial results for its fiscal year 2019 fourth quarter (13 weeks) and fiscal year (52 weeks) ended January 31, 2020.

  Fourth Quarter Net Sales Increased 7.6%; Fiscal Year Net Sales Increased 8.3%
  Fourth Quarter Same-Store Sales Increased 3.2%; Fiscal Year Same-Store Sales Increased 3.9%
  Fourth Quarter Operating Profit Increased 12.9% to $720.9 Million
  Fiscal Year Operating Profit Increased 8.8% to $2.3 Billion; Fiscal Year Adjusted Operating Profit Increased 10.3% to $2.3 Billion1
  Fourth Quarter Diluted Earnings Per Share (“EPS”) Increased 14.1% to $2.10
  Fiscal Year Diluted EPS Increased 11.2% to $6.64; Fiscal Year Adjusted Diluted EPS Increased 12.7% to $6.731
  Annual Cash Flows From Operations Increased 4.4% to $2.2 Billion
  $1.5 Billion Returned to Shareholders in the Fiscal Year through Share Repurchases and Cash Dividends
  Board of Directors Declares Increased Quarterly Cash Dividend of $0.36 per share

1 See “Non-GAAP Disclosure” herein.

“We are very pleased with our fourth quarter results, capping off a strong year of performance across the Company,” said Todd Vasos, Dollar General’s chief executive officer. “Our full-year results were highlighted by double-digit diluted EPS growth, as well as our 30th consecutive year of same-store sales growth. During the fourth quarter, we delivered a healthy 3.2% increase in same-store sales, as well as strong margin performance. In addition, we executed well across many fronts, including our operating priorities and strategic initiatives.”

“Our value-and-convenience proposition continues to resonate with both new and existing customers, and our unique real estate footprint remains a competitive advantage. As we enter 2020 from a position of strength, we will continue to keep our core customer at the center of all we do, while remaining steadfast in our efforts to deliver long-term shareholder value.”

Fourth Quarter 2019 Highlights

Net sales increased 7.6% to $7.2 billion in the fourth quarter of 2019 compared to $6.6 billion in the fourth quarter of 2018. This net sales increase included positive sales contributions from new stores and growth in same-store sales, modestly offset by the impact of store closures. Same-store sales increased 3.2% compared to the fourth quarter of 2018, driven by increases in both customer traffic and average transaction amount. Same-store sales in the fourth quarter of 2019 included growth in each of the Company’s four product categories - consumables, apparel, home, and seasonal.

Gross profit as a percentage of net sales was 31.8% in the fourth quarter of 2019 compared to 31.2% in the fourth quarter of 2018, an increase of 60 basis points. This gross profit rate increase was primarily attributable to higher initial markups on inventory purchases and a lower LIFO provision. These factors were partially offset by an increase in markdowns as a percentage of sales, a greater proportion of sales coming from the consumables category, which generally has a lower gross profit rate than other product categories, and sales of lower margin products comprising a higher proportion of sales within the consumables category, as well as increased distribution costs.

Selling, general and administrative expenses (“SG&A”) as a percentage of net sales were 21.7% in the fourth quarter of 2019 compared to 21.6% in the fourth quarter of 2018, an increase of 13 basis points, primarily due to increases in store occupancy costs, repairs and maintenance expenses, and advertising costs. The 2019 fourth quarter reflects a decrease of approximately $11.6 million in hurricane and other disaster-related expenses compared to the 2018 fourth quarter.

Operating profit for the fourth quarter of 2019 increased 12.9% to $720.9 million compared to $638.5 million in the fourth quarter of 2018.

The effective income tax rate in the fourth quarter of 2019 was 23.0% compared to 21.2% in the fourth quarter of 2018. This higher effective income tax rate was primarily due to an increase in income taxes resulting from changes in state income tax laws and a federal income tax benefit arising from the Tax Cuts and Jobs Act in 2018 that did not reoccur in 2019.

The Company reported net income of $535.4 million for the fourth quarter of 2019 compared to $483.2 million in the fourth quarter of 2018. Diluted EPS increased 14.1% to $2.10 for the fourth quarter of 2019 compared to diluted EPS of $1.84 in the fourth quarter of 2018. Diluted EPS for the fourth quarter of 2018 included an approximate $0.04 net negative impact from Q4 Disaster-Related Expenses2.

2 In the Company’s 2018 fourth quarter earnings release dated March 14, 2019, “Q4 Disaster-Related Expenses” were defined as an estimated $11.7 million of hurricane-related expenses as well as an estimated $2.2 million year-over-year increase in other disaster-related expenses, both of which were greater than anticipated.

Fiscal Year 2019 Highlights

Fiscal year 2019 net sales increased 8.3% to $27.8 billion, compared to $25.6 billion in fiscal year 2018. This net sales increase included positive sales contributions from new stores and growth in same-store sales, modestly offset by the impact of store closures. Same-store sales increased 3.9% compared to fiscal year 2018, driven by increases in both average transaction amount and customer traffic. Same-store sales in fiscal year 2019 included growth in each of the Company’s four product categories - consumables, seasonal, home, and apparel.

Gross profit as a percentage of net sales was 30.6% in fiscal year 2019, compared to 30.5% in fiscal year 2018, an increase of 14 basis points. This gross profit rate increase in the 2019 period was primarily attributable to higher initial markups on inventory purchases and a lower LIFO provision. These factors were partially offset by increased distribution and transportation costs, a greater proportion of sales coming from the consumables category, which generally has a lower gross profit rate than other product categories, and sales of lower margin products comprising a higher proportion of sales within the consumables category, as well as higher shrink.

SG&A as a percentage of net sales was 22.3% in fiscal year 2019 compared to 22.2% in fiscal year 2018, an increase of nine basis points. This SG&A increase in the 2019 period as a percentage of net sales was primarily attributable to expenses of $31.0 million in the 2019 period relating to significant legal matters (the “Significant Legal Expenses”). The 2019 fiscal year includes a decrease of approximately $22.8 million in hurricane and other disaster-related expenses compared to 2018, as well as an increase in retail labor costs at a rate less than the increase in net sales. Adjusted SG&A as a percentage of net sales, which excludes the impact of the Significant Legal Expenses, was 22.2%3 in fiscal year 2019, a decrease of two basis points compared to fiscal year 2018.

Operating profit for fiscal year 2019 increased 8.8% to $2.3 billion compared to $2.1 billion in fiscal year 2018. Adjusted operating profit for fiscal year 2019, which excludes the impact of the Significant Legal Expenses, increased 10.3% to $2.3 billion3, compared to $2.1 billion in fiscal year 2018.

The effective income tax rate in fiscal year 2019 was 22.2% compared to 21.1% in fiscal year 2018. This higher effective income tax rate was primarily due to an increase in income taxes resulting from changes in state income tax laws and a federal income tax benefit arising from the Tax Cuts and Jobs Act in 2018 that did not reoccur in 2019.

The Company reported net income of $1.7 billion for fiscal year 2019 compared to $1.6 billion for fiscal year 2018. Diluted EPS increased 11.2% to $6.64 for fiscal year 2019 compared to diluted EPS of $5.97 in fiscal year 2018. Adjusted net income and adjusted diluted EPS for fiscal year 2019, which exclude the after-tax impact of approximately $24.1 million, or $0.09 per diluted share, from the Significant Legal Expenses, were $1.7 billion3 and $6.733, respectively. Adjusted diluted EPS for fiscal year 2019 increased 12.7% compared to diluted EPS of $5.97 in fiscal year 2018. Diluted EPS for fiscal year 2018 included an approximate $0.09 net-negative impact from the combination of Q4 Disaster-Related Expenses defined above and the Disaster-Related Expenses4.

3 See “Non-GAAP Disclosure” herein.
4 In the Company’s 2018 third quarter earnings release dated December 4, 2018, “Disaster-Related Expenses” were defined as an estimated $14.1 million of hurricane-related expenses as well as an estimated $5.8 million year-over-year increase in other disaster-related expenses, both of which were greater than anticipated.

Merchandise Inventories

As of January 31, 2020, total merchandise inventories, at cost, were $4.7 billion compared to $4.1 billion as of February 1, 2019, an increase of approximately 7.8% on a per-store basis.

Capital Expenditures

Total additions to property and equipment during fiscal year 2019 were $785 million, including approximately: $338 million for improvements, upgrades, remodels, and relocations of existing stores; $217 million for distribution and transportation related projects; $149 million for new leased stores, primarily for leasehold improvements, fixtures and equipment; and $59 million for information systems upgrades and technology-related projects. During fiscal year 2019, the Company opened 975 new stores, remodeled 1,024 stores and relocated 100 stores.

Share Repurchases

In fiscal year 2019, the Company repurchased $1.2 billion of its common stock, or 8.3 million shares, at an average price of $145.46 per share, under its share repurchase program. The total remaining authorization for future repurchases was $1.1 billion at the end of fiscal year 2019. Under the authorization, purchases may be made in the open market or in privately negotiated transactions from time to time subject to market and other conditions. The authorization has no expiration date.

Dividend

On March 11, 2020, the Company’s Board of Directors declared a quarterly cash dividend of $0.36 per share on the Company’s common stock, which is a 12.5% increase over the prior quarterly dividend. The dividend is payable on or before April 21, 2020 to shareholders of record on April 7, 2020. While the Board of Directors intends to continue regular cash dividends, the declaration and amount of future dividends are subject to the sole discretion of the Board and will depend upon, among other things, the Company’s results of operations, cash requirements, financial condition, contractual restrictions, and other factors the Board may deem relevant in its sole discretion.

Fiscal Year 2020 Financial Guidance and Store Growth Outlook

For the 52-week fiscal year ending January 29, 2021 (“fiscal year 2020”), the Company expects the following:

  Net sales growth of 7.5% to 8.0%
  Same-store sales growth of 2.5% to 3.0%
  Diluted EPS growth of approximately 11.5%
  Diluted EPS growth of approximately 10.0% compared to fiscal year 2019 adjusted diluted EPS, which excludes the impact of the Significant Legal Expenses3
  Diluted EPS assumes an effective tax rate within the range of 22.0% to 22.5%
  Share repurchases of approximately $1.15 billion
  Capital expenditures in the range of $925 million to $975 million, including those related to investments in the Company’s strategic initiatives

The diluted EPS growth guidance outlined above includes the anticipated impact of previously implemented tariff rates on certain products imported from China. The guidance does not contemplate any additional increases in tariff rates, any expansion of additional products subject to tariffs, or any tariff-related impacts to broader consumer spending.

Based on information currently known by management, the Company does not anticipate that supply chain disruptions experienced to date as a result of the coronavirus outbreak are likely to have a material impact on its fiscal 2020 financial results. However, the Company continues to monitor this evolving situation, and there is no guarantee that this outbreak will not have a more significant impact on its business.

The Company is also reiterating its plans to execute approximately 2,600 real estate projects in fiscal year 2020, including 1,000 new store openings, 1,500 mature store remodels, and 80 store relocations.

Conference Call Information

The Company will hold a conference call on March 12, 2020 at 9:00 a.m. CT/10:00 a.m. ET, hosted by Todd Vasos, chief executive officer, Jeff Owen, chief operating officer, and John Garratt, chief financial officer. To participate via telephone, please call (877) 407-0890 at least 10 minutes before the conference call is scheduled to begin. The conference ID is 13697931. There will also be a live webcast of the call available at https://investor.dollargeneral.com under “News & Events, Events & Presentations.” A replay of the conference call will be available through April 9, 2020, and will be accessible via webcast replay or by calling (877) 660-6853. The conference ID for the telephonic replay is 13697931.

Non-GAAP Disclosure

Adjusted SG&A, adjusted operating profit, adjusted net income and adjusted diluted EPS, and their respective growth metrics, for fiscal year 2019 have not been derived in accordance with U.S. GAAP, but rather exclude the impact of the Significant Legal Expenses, which are associated with wage and hour and consumer/product certified class action litigation and related matters. In addition, the Company’s fiscal year 2020 diluted EPS guidance compared to adjusted 2019 diluted EPS excludes the impact of the Significant Legal Expenses. Due to the nature, infrequency, and financial magnitude of such matters, the Company believes these non-GAAP financial measures provide useful information to investors in assessing the Company’s operating performance as these measures provide an additional relevant comparison of the Company’s operating performance across periods. Reconciliations of these non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP are provided in the accompanying schedules.

The non-GAAP measures discussed above are not measures of financial performance or condition, liquidity or profitability in accordance with GAAP, and should not be considered as alternatives to SG&A, operating profit, net income, diluted EPS or any other measure derived in accordance with GAAP. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s financial results as reported in accordance with GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act. Forward-looking statements include those regarding the Company’s outlook, strategy, initiatives, plans and intentions including, but not limited to, statements made within the quotation of Mr. Vasos and in the sections entitled “Share Repurchases,” “Dividend,” and “Fiscal Year 2020 Financial Guidance and Store Growth Outlook.” A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “outlook,” “may,” “will,” “should,” “could,” “would,” “can,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “assume,” “opportunities,” “intend,” “continue,” ”future,” “long-term,” ”guidance,” “focus on,” or “likely to,” and similar expressions that concern the Company’s strategy, plans, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts as of the date of this release, which are based on many detailed assumptions that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors on the Company’s future results, and the Company cannot anticipate all factors that could affect future results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

  economic factors, including but not limited to employment levels; inflation; higher fuel, energy, healthcare and housing costs, interest rates, consumer debt levels, and tax rates; tax law changes that negatively affect credits and refunds; lack of available credit; decreases in, or elimination of, government subsidies such as unemployment and food assistance programs; commodity rates; transportation, lease and insurance costs; wage rates; foreign exchange rate fluctuations; measures that create barriers to or increase the costs of international trade (including increased import duties or tariffs); and changes in laws and regulations, and their effect on, as applicable, customer spending and disposable income, the Company’s ability to execute its strategies and initiatives, the Company’s cost of goods sold, and the Company’s SG&A expenses (including real estate costs);
  failure to achieve or sustain the Company’s strategies and initiatives, including those relating to merchandising, real estate and new store development, store formats, digital, shrink, sourcing, private brand, inventory management, supply chain, store operations, expense reduction, technology, the Company’s Fresh initiative and the Company’s Fast Track initiative;
  failure to timely and cost-effectively execute the Company’s real estate projects or to anticipate or successfully address the challenges imposed by the Company’s expansion, including into new states or urban areas;
  competitive pressures and changes in the competitive environment and the geographic and product markets where the Company operates, including, but not limited to, pricing, promotional activity, expanded availability of mobile, web-based and other digital technologies, and alliances or other business combinations;
  levels of inventory shrinkage;
  failure to successfully manage inventory balances;
  failure to maintain the security of the Company’s business, customer, employee or vendor information or to comply with privacy laws;
  damage or interruption to the Company’s information systems as a result of external factors, staffing shortages or challenges in maintaining or updating the Company’s existing technology or developing or implementing new technology;
  a significant disruption to the Company’s distribution network, the capacity of the Company’s distribution centers or the timely receipt of inventory, or delays in constructing or opening new distribution centers;
  risks related to public health crises such as the COVID-19 outbreak, including but not limited to, the effects on the Company’s supply chain, distribution network, store and distribution center growth or customers’ spending patterns;
  risks and challenges associated with sourcing merchandise from suppliers, including, but not limited to, those related to international trade;
  product liability, product recall or other product safety or labeling claims;
  the impact of changes in or noncompliance with governmental regulations and requirements (including, but not limited to, those relating to environmental compliance, product and food safety or labeling, information security and privacy, labor and employment, employee wages, and those governing the sale of products, as well as tax laws, the interpretation of existing tax laws, or the Company’s failure to sustain its reporting positions negatively affecting the Company’s tax rate) and developments in or outcomes of private actions, class actions, multi-district litigation, arbitrations, derivative actions, administrative proceedings, regulatory actions or other litigation;
  incurrence of material uninsured losses, excessive insurance costs or accident costs;
  natural disasters, unusual weather conditions (whether or not caused by climate change), pandemic outbreaks, acts of violence or terrorism, and global political events;
  failure to attract, train and retain qualified employees while controlling labor costs and other labor issues;
  loss of key personnel or inability to hire additional qualified personnel;
  risks associated with the Company’s private brands, including, but not limited to, the Company’s level of success in improving their gross profit rate;
  seasonality of the Company’s business;
  deterioration in market conditions, including market disruptions, limited liquidity and interest rate fluctuations, or changes in the Company’s credit profile;
  new accounting guidance or changes in the interpretation or application of existing guidance;
  the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K; and
  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation, and specifically disclaims any duty, to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for more than 80 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at everyday low prices in convenient neighborhood locations. Dollar General operated 16,278 stores in 44 states as of January 31, 2020. In addition to high-quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Clorox, Energizer, Procter & Gamble, Hanes, Coca-Cola, Mars, Unilever, Nestle, Kimberly-Clark, Kellogg's, General Mills, and PepsiCo. Learn more about Dollar General at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	January 31	February 1
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$240,320	$235,487
Merchandise inventories	4,676,848	4,097,004
Income taxes receivable	76,537	57,804
Prepaid expenses and other current assets	184,163	272,725
Total current assets	5,177,868	4,663,020
Net property and equipment	3,278,359	2,970,806
Operating lease assets	8,796,183	-
Goodwill	4,338,589	4,338,589
Other intangible assets, net	1,200,006	1,200,217
Other assets, net	34,079	31,406
Total assets	$22,825,084	$13,204,038

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$555	$1,950
Current portion of operating lease liabilities	964,805	-
Accounts payable	2,860,682	2,385,469
Accrued expenses and other	709,156	618,405
Income taxes payable	8,362	10,033
Total current liabilities	4,543,560	3,015,857
Long-term obligations	2,911,438	2,862,740
Long-term operating lease liabilities	7,819,683	-
Deferred income taxes	675,227	609,687
Other liabilities	172,676	298,361
Total liabilities	16,122,584	6,786,645

Commitments and contingencies

Shareholders' equity:
Preferred stock	-	-
Common stock	220,444	227,072
Additional paid-in capital	3,322,531	3,252,421
Retained earnings	3,162,660	2,941,107
Accumulated other comprehensive loss	(3,135)	(3,207)
Total shareholders' equity	6,702,500	6,417,393
Total liabilities and shareholders' equity	$22,825,084	$13,204,038

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter Ended
	January 31	% of Net	February 1	% of Net
	2020	Sales	2019	Sales
Net sales	$7,157,642	100.00%	$6,649,809	100.00%
Cost of goods sold	4,884,879	68.25	4,578,120	68.85
Gross profit	2,272,763	31.75	2,071,689	31.15
Selling, general and administrative expenses	1,551,888	21.68	1,433,186	21.55
Operating profit	720,875	10.07	638,503	9.60
Interest expense	25,567	0.36	25,061	0.38
Income before income taxes	695,308	9.71	613,442	9.22
Income tax expense	159,871	2.23	130,201	1.96
Net income	$535,437	7.48%	$483,241	7.27%

Earnings per share:
Basic	$2.11		$1.85
Diluted	$2.10		$1.84
Weighted average shares outstanding:
Basic	253,357		261,408
Diluted	255,146		262,536

	For the Year Ended
	January 31	% of Net	February 1	% of Net
	2020	Sales	2019	Sales
Net sales	$27,753,973	100.00%	$25,625,043	100.00%
Cost of goods sold	19,264,912	69.41	17,821,173	69.55
Gross profit	8,489,061	30.59	7,803,870	30.45
Selling, general and administrative expenses	6,186,757	22.29	5,687,564	22.20
Operating profit	2,302,304	8.30	2,116,306	8.26
Interest expense	100,574	0.36	99,871	0.39
Other (income) expense	-	0.00	1,019	0.00
Income before income taxes	2,201,730	7.93	2,015,416	7.87
Income tax expense	489,175	1.76	425,944	1.66
Net income	$1,712,555	6.17%	$1,589,472	6.20%

Earnings per share:
Basic	$6.68		$5.99
Diluted	$6.64		$5.97
Weighted average shares outstanding:
Basic	256,553		265,155
Diluted	258,053		266,105

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the Year Ended
	January 31	February 1
	2020	2019
Cash flows from operating activities:
Net income	$1,712,555	$1,589,472
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	504,804	454,134
Deferred income taxes	55,407	52,325
Loss on debt retirement	-	1,019
Noncash share-based compensation	48,589	40,879
Other noncash (gains) and losses	8,293	41,851
Change in operating assets and liabilities:
Merchandise inventories	(578,783)	(521,342)
Prepaid expenses and other current assets	(14,453)	(12,097)
Accounts payable	428,627	375,214
Accrued expenses and other liabilities	100,322	65,857
Income taxes	(20,404)	56,390
Other	(6,959)	(152)
Net cash provided by (used in) operating activities	2,237,998	2,143,550

Cash flows from investing activities:
Purchases of property and equipment	(784,843)	(734,380)
Proceeds from sales of property and equipment	2,358	2,777
Net cash provided by (used in) investing activities	(782,485)	(731,603)

Cash flows from financing activities:
Issuance of long-term obligations	-	499,495
Repayments of long-term obligations	(1,465)	(577,321)
Net increase (decrease) in commercial paper outstanding	58,300	(63,300)
Costs associated with issuance and retirement of debt	(1,675)	(4,384)
Repurchases of common stock	(1,200,376)	(1,007,494)
Payments of cash dividends	(327,568)	(306,523)
Other equity and related transactions	22,104	15,626
Net cash provided by (used in) financing activities	(1,450,680)	(1,443,901)

Net increase (decrease) in cash and cash equivalents	4,833	(31,954)
Cash and cash equivalents, beginning of period	235,487	267,441
Cash and cash equivalents, end of period	$240,320	$235,487

Supplemental cash flow information:
Cash paid for:
Interest	$100,033	$98,012
Income taxes	$457,119	$313,457
Supplemental schedule of non-cash investing and financing activities:
Right of use assets obtained in exchange for new operating lease liabilities	$1,705,988	$-
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$110,248	$63,662

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter Ended
	January 31	February 1
	2020	2019	% Change
Consumables	$5,471,573	$5,045,796	8.4%
Seasonal	916,960	879,098	4.3%
Home products	460,184	434,427	5.9%
Apparel	308,925	290,488	6.3%
Net sales	$7,157,642	$6,649,809	7.6%

	For the Year Ended
	January 31	February 1
	2020	2019	% Change
Consumables	$21,635,890	$19,865,086	8.9%
Seasonal	3,258,874	3,050,282	6.8%
Home products	1,611,899	1,506,054	7.0%
Apparel	1,247,310	1,203,621	3.6%
Net sales	$27,753,973	$25,625,043	8.3%

Store Activity

		For the Year Ended
		January 31	February 1
		2020	2019

Beginning store count		15,370	14,534
New store openings		975	900
Store closings		(67)	(64)
Net new stores		908	836
Ending store count		16,278	15,370
Total selling square footage (000's)		120,342	113,755
Growth rate (square footage)		5.8%	5.5%

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
Adjusted Selling General and Administrative Expenses, Adjusted Operating Profit,
Adjusted Net Income, and Adjusted Diluted Earnings Per Share
(Unaudited)

(in millions, except per share amounts)

	For the Year Ended
	January 31		February 1
	2020	% Net Sales	2019	% Net Sales	bps Change	% Change

Net sales	$27,754.0		$25,625.0

Selling, general and administrative expenses	$6,186.8	22.29	$5,687.6	22.20	0.09	8.8
Significant Legal Expenses	(31.0)	(0.11)	-	-	(0.11)
Adjusted selling, general and administrative expenses	$6,155.8	22.18	$5,687.6	22.20	(0.02)	8.2

Operating profit	$2,302.3	8.30	$2,116.3	8.26	0.04	8.8
Significant Legal Expenses	31.0	0.11	-	-	0.11
Adjusted operating profit	$2,333.3	8.41	$2,116.3	8.26	0.15	10.3

Net income	$1,712.6	6.17	$1,589.5	6.20	(0.03)	7.7

Significant Legal Expenses	31.0	0.11	-	-	0.11
Deferred tax benefit of Significant Legal Expenses	(6.9)	(0.02)	-	-	(0.02)
Significant Legal Expenses net of deferred tax benefit	24.1	0.09	-	-	0.09

Adjusted net income	$1,736.7	6.26	$1,589.5	6.20	0.06	9.3

Diluted earnings per share:
As reported	$6.64		$5.97			11.2
After-tax impact of Significant Legal Expenses	$0.09		$-
Adjusted	$6.73		$5.97			12.7

Weighted average diluted shares outstanding:	258.1		266.1

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
Diluted Earnings Per Share Growth
(Unaudited)

For the Year Ended
January 29, 2021

2020
Expected diluted earnings per share growth	11.5%
Impact of 2019 Significant Legal Expenses	-1.5%
Expected growth compared to 2019 adjusted diluted earnings per share	10.0%

Contacts

Investor Contacts:
Donny Lau, (615) 855-5591
Kevin Walker, (615) 855-4954

Media Contacts:
Crystal Ghassemi, (615) 855-5210